Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – July 26, 2022

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2022 Results:

•	Total revenue increased 2% from Q2 2021 or 13% linked-quarter annualized

•	Net interest income (tax-equivalent) increased 6% from Q2 2021

•	No provision for loan losses, compared to a negative provision for loan losses of $600 thousand from Q2 2021

•	Total loans increased $12.5 million, or 12% linked-quarter annualized

•	Nonperforming assets were 0.03% of total assets at June 30, 2022

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.8 million, or $0.51 per share, for the second quarter of 2022, compared to $2.3 million, or $0.65 per share, for the second quarter of 2021. Net earnings for the first six months of 2022 were $3.9 million, or $1.10 per share, compared to $4.3 million, or $1.21 per share, for the first six months of 2021.

“The Company’s second quarter results reflect another solid quarter. Asset quality remains strong, while recent Federal Reserve rate increases and balance sheet growth contributed to the overall increase in revenue,” said Robert W. Dumas, Chairman, President and CEO.

“With our strong base of core deposits, rising interest rates should continue to drive revenue growth in the second half of 2022,” continued Mr. Dumas.

Total revenue increased approximately 2% in the second quarter of 2022, compared to the second quarter of 2021, primarily due to net interest income growth.

Net interest income (tax-equivalent) was $6.5 million for the second quarter of 2022, a 6% increase compared to $6.1 million for the second quarter of 2021. This increase was primarily due to balance sheet growth and recent increases in market interest rates. The Federal Reserve increased the target federal funds range by 25 basis points on March 17, 2022, 50 basis points on May 5 and 75 basis points on June 16. A further increase in this target range is anticipated at the Federal Reserve Open Market Committee July 2022 meeting, and further increases are possible if inflation remains elevated. Net interest margin (tax-equivalent) was 2.60% in the second quarter of 2022 and 2021.

At June 30, 2022, the Company’s allowance for loan losses was $4.7 million, or 1.07% of total loans, compared to $4.9 million, or 1.08% of total loans, at December 31, 2021, and $5.1 million, or 1.12% of total loans, at June 30, 2021.

The Company had no provision for loan losses during the second quarter of 2022, compared to a negative provision for loan losses of $0.6 million during the second quarter of 2021. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, economic conditions, credit quality and the amount of net charge-offs.

Noninterest income was $0.8 million for the second quarter of 2022, compared to $1.1 million for the second quarter of 2021. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.2 million as refinance activity slowed in our primary market area, as market interest rates on mortgage loans increased.

Noninterest expense was $5.1 million for the second quarter of 2022, compared to $4.9 million for the second quarter of 2021. The increase in noninterest expense was primarily due to an increase in net occupancy and equipment expense of $0.3 million related to the Company’s new headquarters, which opened in June 2022.

Income tax expense was $0.4 million for the second quarter of 2022, compared to $0.5 million for the second quarter of 2021. The Company’s effective tax rate for the second quarter of 2022 was 16.77%, compared to 18.06% in the second quarter of 2021. This decrease was primarily due to an income tax benefit related to a New Markets Tax Credit investment funded in the fourth quarter of 2021. The Company’s effective income tax rate is principally impacted by tax-exempt earnings from the Company’s investments in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

At June 30, 2022, the Company’s consolidated stockholders’ equity was $76.1 million or $21.68 per share, compared to $103.7 million, or $29.46 per share, at December 31, 2021, and $106.0 million, or $29.91 per share, at June 30, 2021. The decrease from December 31, 2021 was primarily driven by an other comprehensive loss due to the change in unrealized gains/losses on securities available-for-sale, net of tax, in the first six months of 2022, of $29.3 million. The increase in the unrealized loss on securities was primarily due to increases in market interest rates. These unrealized losses do not affect the Bank’s capital for regulatory capital purposes.

The Company paid cash dividends of $0.265 per share in the second quarter of 2022, an increase of 2% from the same period in 2021. The Company’s share repurchases of $0.3 million since December 31, 2021 resulted in 10,640 fewer outstanding common shares at June 30, 2022. At June 30, 2022, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.1 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including related tightening of monetary policies and increases in the Federal Reserve’s target federal funds rate, interest rates (generally and those applicable to our assets and liabilities) and changes in asset values as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2021 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended June 30,	Six months ended ended June 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021

Results of Operations
Net interest income (a)	$6,484	$6,093	$12,674	$12,150
Less: tax-equivalent adjustment	110	118	222	238

Net interest income (GAAP)	6,374	5,975	12,452	11,912
Noninterest income	848	1,131	1,756	2,313

Total revenue	7,222	7,106	14,208	14,225
Provision for loan losses	—	(600)	(250)	(600)
Noninterest expense	5,058	4,916	9,959	9,606
Income tax expense	363	504	617	927

Net earnings	$1,801	$2,286	$3,882	$4,292

Per share data:
Basic and diluted net earnings:	$0.51	$0.65	$1.10	$1.21
Cash dividends declared	$0.265	$0.26	$0.53	$0.52
Weighted average shares outstanding:
Basic and diluted	3,513,353	3,554,871	3,515,991	3,560,554
Shares outstanding, at period end	3,509,940	3,545,855	3,509,940	3,545,855
Book value	$21.68	$29.91	$21.68	$29.91
Common stock price:
High	$33.57	$38.90	$34.49	$48.00
Low	27.04	34.50	27.04	34.50
Period-end:	27.04	35.46	27.04	35.46
To earnings ratio	12.52	x	15.22	x	12.52	x	15.22	x
To book value	125%	119%	125%	119%
Performance ratios:
Return on average equity (annualized)	8.26%	8.74%	8.10%	8.04%
Return on average assets (annualized)	0.66%	0.91%	0.70%	0.86%
Dividend payout ratio	51.96%	40.00%	48.18%	42.98%
Other financial data:
Net interest margin (a)	2.60%	2.60%	2.51%	2.63%
Effective income tax rate	16.77%	18.06%	13.71%	17.76%
Efficiency ratio (b)	68.99%	68.05%	69.02%	66.42%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$359	$628	$359	$628

Total nonperforming assets	$359	$628	$359	$628

Net recoveries	$(58)	$(25)	$(27)	$(89)

Allowance for loan losses as a % of:
Loans	1.07%	1.12%	1.07%	1.12%
Nonperforming loans	1,314%	813%	1,314%	813%
Nonperforming assets as a % of:
Loans and other real estate owned	0.08%	0.14%	0.08%	0.14%
Total assets	0.03%	0.06%	0.03%	0.06%
Nonperforming loans as a % of total loans	0.08%	0.14%	0.08%	0.14%
Annualized net recoveries as a % of average loans	(0.05)%	(0.02)%	(0.01)%	(0.04)%

Selected average balances:
Securities	$427,426	$370,582	$431,240	$361,855
Loans, net of unearned income	428,612	460,672	434,131	462,040
Total assets	1,092,759	1,005,041	1,103,523	992,940
Total deposits	999,867	894,757	1,001,620	879,063
Total stockholders’ equity	$87,247	$104,591	$95,822	$106,729
Selected period end balances:
Securities	$429,220	$384,865	$429,220	$384,865
Loans, net of unearned income	440,872	456,984	440,872	456,984
Allowance for loan losses	4,716	5,107	4,716	5,107
Total assets	1,084,251	1,036,232	1,084,251	1,036,232
Total deposits	1,002,698	923,462	1,002,698	923,462
Total stockholders’ equity	$76,107	$106,043	$76,107	$106,043

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended ended June 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021

Net interest income, as reported (GAAP)	$6,374	$5,975	$12,452	$11,912
Tax-equivalent adjustment	110	118	222	238

Net interest income (tax-equivalent)	$6,484	$6,093	$12,674	$12,150